EXHIBIT 99.1

DIGITAL ALLY, INC. ANNOUNCES FIRST QUARTER
OPERATING RESULTS

COMPANY REDUCES OPERATING LOSS BY 35% DUE TO HIGHER GROSS PROFIT MARGINS AND SUCCESS OF COST CONTAINMENT PROGRAM

OVERLAND PARK, Kansas (May 10, 2012) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2012.  An investor conference call is scheduled for 11:15 a.m. EDT tomorrow, May 11, 2012 (see details below).

For the three months ended March 31, 2012, the Company’s revenue declined 20% to approximately $3.8 million, compared with revenue of approximately $4.7 million in the first quarter of 2011, reflecting lower domestic and international sales.  The 15% decline in domestic revenue, to $3.6 million in the most recent quarter versus $4.3 million in the prior-year period, was primarily due to the continued negative impact of a sluggish economy and lower tax revenues upon state, county and municipal budgets that fund law enforcement agency expenditures.  International revenue decreased to $158,415 in the first quarter of 2012, compared with $448,672 in the first quarter of 2011.

Gross profit improved slightly to $1,996,617 in the quarter ended March 31, 2012, compared with $1,976,773 in the year-earlier quarter.  As a percentage of total revenue, gross profit margin widened to 52.8% in the most recent quarter, versus 41.8% in the first quarter of 2011 and 43.0% in the quarter ended December 31, 2011.  The increase in gross profit margin reflected benefits from the Company’s supply chain improvement plan, as lower-cost components were incorporated into DVM-500 Plus and DVM-750 in-car digital video systems shipped during the first quarter of 2012.  Better outsourcing of component parts, including from foreign sources, allowed the Company to lower production overhead costs through headcount and other cost reductions.  The Company's goal is to continue because of the supply chain initiative, reduced manufacturing overhead, increased sales volumes and an improved product mix, partially offset by increased price competition.

Selling, General and Administrative (“SG&A”) expenses declined 12% to $2,728,797 (72.1% of revenue) in the quarter ended March 31, 2012, compared with $3,107,442 (65.7% of revenue) in the first quarter of 2011.  The overall decline in SG&A expenses reflects the success of the Company’s cost containment efforts and lower stock-based compensation expense, partially offset by higher selling and marketing expenses associated with a reorganization of the domestic sales force for law enforcement products and the continued development of a sales organization for new products that target commercial markets. In addition, our Board of Directors elected to forego cash compensation effective September 1, 2011 which contributed to lower SG&A expense during the quarter ended March 31, 2012.

Research and Development (“R&D”) expenses decreased 15% to $602,903 in the most recent quarter, versus $708,769 a year earlier, primarily due to the success of cost containment efforts and increased scrutiny of engineering resources that have improved the development cycle and costs associated with new products.  The Company is pursuing active research and development projects on several new products, along with upgrades to its existing product lines.

Selling, advertising and promotional expenses increased 24% to $581,661 in the three months ended March 31, 2012, compared with $470,680 in the prior-year period.  Sales commissions were reduced 55% to $186,250, compared with $409,823 in the first quarter of 2011, reflecting the results of the Company’s sales force reorganization initiative that is intended to improve future revenue.  As part of such reorganization, Digital Ally has shifted its emphasis to an employee sales force model in which the level of commissions is more directly tied to the achievement of assigned sales quotas.  In conjunction with the reorganization, the Company replaced six of its lower performing outside sales agents, retained two of the best performing third-party representatives, converted three sales agents from third-party representatives to employee-based salesmen, and increased the number of domestic law enforcement territories from 14 to 19 to improve coverage of potential customers.  Costs associated with the establishment of an employee sales force for the new DVM-250 product line, which targets the commercial fleet sales channel, were also a factor in the overall increase in first quarter sales and marketing expenses. Promotional and advertising expenses totaled $107,892 in the first quarter of 2011, compared with $60,857 in the prior-year quarter, reflecting the Company’s decision to invest in more written media advertising for all products and to attend more trade shows focused on both commercial and law enforcement sales channels.

Stock-based compensation expense decreased 47% to $120,641 in the first quarter of 2012, versus $227,788 a year earlier.  This was primarily attributable to stock options issued in January 2008 to officers and directors becoming fully vested in January 2012 and the associated stock-based compensation expense ceasing in December 2011.  This trend should continue throughout 2012.

Professional fees and expenses declined 17% to $157,852 in the quarter ended March 31, 2012, compared with $190,162 in the first quarter of 2011, primarily due to the Company’s cost containment measures, coupled with the settlement of certain litigation.

Executive, sales and administrative staff payroll expenses declined 31% to $603,558 in the first quarter of 2012, versus $870,201 in the three months ended March 31, 2011.  The reduction in such expenses was primarily due to $100,000 in severance costs in the 2011 quarter that did not recur in the most recent quarter, the departure of two corporate officers in 2012 whose responsibilities were assumed by other executives, and a reduction in sales support staff in connection with the abovementioned restructuring of the sales and marketing organization.

Other SG&A expenses were relatively unchanged (up 4%) at $662,182 in the first quarter of 2012, compared with $639,842 a year earlier.  Higher insurance expenses were largely offset by cost containment measures.

The Company’s operating loss was reduced by 35% to ($732,180) in the quarter ended March 31, 2012, versus an operating loss of ($1,130,669) in the prior-year period.

Interest income declined to $2,636 and the Company incurred $75,185 of interest expense on borrowings in the most recent quarter.  Interest income and interest expense totaled $4,005 and $20,625, respectively, in the quarter ended March 31, 2011.  The substantial increase in interest expense was associated with a subordinated note, bearing interest at 8% per annum, which was issued to a private investor in the second quarter of 2011, the proceeds of which retired the Company’s bank line of credit.  During November 2011, the Company modified the $1.5 million subordinated note to extend its maturity date and issued a second subordinated note to the same investor for a new loan in the amount of $1.0 million under the same terms.  Both notes now mature and are payable in full on May 30, 2013.  Interest expense in the first quarter of 2012 included a portion of the discount attributable to the common stock purchase warrants issued in connection with the subordinated notes, which is amortized to interest expense ratably over the term of the notes.

The Company’s pretax loss was reduced 30% to ($804,729) in the first quarter of 2012, compared with a pretax loss of ($1,147,289) in the 2011 period.  The Company recorded a net loss of ($804,729) in the quarter ended March 31, 2012, compared with a net loss of ($1,147,289) in the year-earlier quarter.  No income tax provision or benefit was recorded for either quarter.  The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets.

The Company reported a net loss of ($0.05) per share for the quarter ended March 31, 2012, compared with a net loss of ($0.07) per share in the first quarter of 2011.

On a non-GAAP basis, the Company reported an adjusted net loss (before income taxes, depreciation, amortization, interest expense, and stock-based compensation), a non-GAAP financial measure, of ($414,672), or ($0.03) per share, in the quarter ended March 31, 2012, versus an adjusted net loss of ($691,611), or ($0.04) per share, in the quarter ended March 31, 2011.  (Non-GAAP adjusted loss is described in greater detail in a table at the end of this press release).

“While Digital Ally continued to face the challenges of a soft market for law enforcement products due to the sluggish economy and the impact of lower tax revenues upon state, county and local government budgets, we are pleased with the success of our cost-containment efforts and improvement of gross profit margins in the first quarter of 2012,” commented Stanton E. Ross, the Company’s Chief Executive Officer.  “The reduction in our first quarter operating loss by 35% despite a 20% decline in revenue required some difficult decisions and a commitment to increase productivity throughout the Company.  I am confident that Digital Ally is well-positioned to deal with near-term market uncertainties and to respond quickly when sales improve.”

“Some of the more important steps that we have taken to address the hardships presented by a temporary shrinkage in the market for law enforcement products include: (1) implementing an across-the-board cost containment program; (2) outsourcing the production of an expanding number of components to lower-cost contract manufacturers in both the U.S. and abroad; (3) restructuring sales and marketing operations that relate to the law enforcement channel; and (4) targeting new commercial market opportunities outside the law enforcement field.  Our success in reducing costs and outsourcing component production was manifested in lower unit costs and decreased SG&A expenses in the first quarter of 2012.  We hope to reap the benefits from commercial market opportunities and a restructured sales organization as the year progresses.”

“With respect to our law enforcement sales channel, we have been restructuring the domestic sales force and organization since late 2011,” continued Ross.  “Traditionally, we have relied primarily upon third-party sales agents to market our law enforcement products in the U.S.  This type of sales force was effective and efficient when we initially entered the market with our unique digital in-car video systems.  In order to address current market conditions and the maturation of certain product lines, we are transitioning primarily to an employee sales organization that provides us with greater control and the ability to more effectively monitor our sales force and their daily activities, while retaining a few independent sales agents that have traditionally been our best producers.  In addition, we have reduced the size of certain sales territories and consequently increased the overall number of domestic sales territories, from 14 to 19, in order to improve our market penetration.  We believe the progression to the employee sales force model, the replacement of underperforming salesmen and agents, and the training of new sales personnel, caused temporary disruptions and contributed to the lower revenue we reported in the first quarter of 2012.  As the productivity of our new sales force improves, we expect this to be reflected in a strengthening in sales during the balance of 2012.”

“We are also encouraged by the increase in inquiries from international customers during the most recent quarter. Predicting international revenue is very difficult, and the sales cycle is long, but we are encouraged by higher bid activity in recent months," concluded Ross.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash expenses/income including: (1) income tax expense/benefit, (2) depreciation and amortization expense, (3) interest expense, and (4) share-based compensation expense.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. Eastern Daylight Time (EDT) tomorrow, May 11, 2012, to discuss its operating results, along with other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “Digital Ally, Inc. Conference Call” a few minutes before 11:15 a.m. EDT on May 11, 2012.

A replay of the conference call will be available one hour after the completion of the conference call until 9:00 a.m. on July 10, 2012 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 10013728.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenues and operating results during the balance of 2012 given the current economic environment; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins;whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; the Company’s ability to deliver its new product offerings as scheduled, including its ability to obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets for its products in which it competes; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the DVM-100 In-Car Video System and the DVM-250 Video Event Recorder; whether its international marketing initiatives will result in a rebound in its revenues outside of the U.S.;  whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2012 AND DECEMBER 31, 2011
(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$1,789,450	$2,270,393
Accounts receivable-trade, less allowance for doubtful accounts of $125,000 – 2012 and $125,000 – 2011	2,170,909	2,853,049
Accounts receivable-other	86,689	104,318
Inventories	7,187,353	6,683,289
Prepaid expenses	253,348	302,318

Total current assets	11,487,749	12,213,367

Furniture, fixtures and equipment	4,142,222	4,073,713
Less accumulated depreciation and amortization	3,365,107	3,212,827

	777,115	860,886

Intangible assets, net	212,736	226,802
Other assets	89,671	97,854

Total assets	$12,567,271	$13,398,909

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,003,471	$847,036

Accrued expenses	551,111	833,260
Income taxes payable	4,046	21,046
Customer deposits	1,878	31,899

Total current liabilities	1,560,506	1,733,241

Subordinated note payable-long-term, net of discount of $117,526 and $142,711	2,382,474	2,357,289

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; shares issued: 16,662,218 – 2012 and 16,662,218 – 2011	16,662	16,662
Additional paid in capital	22,846,156	22,725,515
Treasury stock, at cost (shares: 508,145 – 2012 and 508,145 - 2011)	(2,157,226)	(2,157,226)
Accumulated deficit	(12,081,301)	(11,276,572)

Total stockholders’ equity	8,624,291	9,308,379

Total liabilities and stockholders’ equity	$12,567,271	$13,398,909

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2012 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
MARCH 31, 2012 AND 2011
(Unaudited)

	Three Months ended March 31,
	2012	2011

Product revenue	$3,588,553	$4,570,574
Other revenue	193,903	159,119

Total revenue	3,782,456	4,729,693
Cost of revenue	1,785,839	2,752,920

Gross profit	1,996,617	1,976,773
Selling, general and administrative expenses:
Research and development expense	602,903	708,769
Selling, advertising and promotional expense	581,661	470,680
Stock-based compensation expense	120,641	227,788
General and administrative expense	1,423,592	1,700,205

Total selling, general and administrative expenses	2,728,797	3,107,442

Operating loss	(732,180)	(1,130,669)

Interest income	2,636	4,005
Interest expense	(75,185)	(20,625)

Loss before income tax expense	(804,729)	(1,147,289)
Income tax expense	—	—

Net loss	$(804,729)	$(1,147,289)

Net loss per share information:
Basic	$(0.05)	$(0.07)
Diluted	$(0.05)	$(0.07)

Weighted average shares outstanding:
Basic	16,154,073	16,149,079
Diluted	16,154,073	16,149,079

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2012 FILED WITH THE SEC)

DIGITAL ALLY, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS
FOR THE THREE MONTHS ENDED
MARCH 31, 2012 AND 2011
(unaudited)

	Three Months Ended March 31,
	2012	2011

Net loss	$(804,729)	$(1,147,289)
Non-GAAP adjustments:
Stock-based compensation	120,641	227,788
Depreciation and amortization	194,231	207,265
Interest expense	75,185	20,625

Total Non-GAAP adjustments	390,057	455,678

Non-GAAP adjusted net loss	$(414,672)	$(691,611)

Non-GAAP adjusted net loss per share information:
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Weighted average shares outstanding:
Basic	16,154,073	16,149,079
Diluted	16,154,073	16,149,079

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2012 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(Unaudited)

	2012	2011
Cash Flows From Operating Activities:
Net loss	$(804,729)	$(1,147,289)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	194,231	207,265
Stock based compensation	120,641	227,788
Provision for inventory obsolescence	1,710	152,283

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	682,140	429,647
Accounts receivable - other	17,629	(1,035)
Inventories	(508,474)	919,000
Prepaid expenses	48,970	85,826
Other assets	8,183	(7,792)
Increase (decrease) in:
Accounts payable	156,435	(1,220,441)
Accrued expenses	(282,149)	143,223
Income taxes payable	(17,000)	(9,750)
Customer deposits	(30,021)	(764)

Net cash used in operating activities	(412,434)	(222,039)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(68,509)	(89,368)
Additions to intangible assets	—	(2,430)

Net cash used in investing activities	(68,509)	(91,798)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options and warrants	—	—
Excess in tax benefits related to stock-based compensation	—	—

Net cash provided by financing activities	—	—

Net (decrease) increase in cash and cash equivalents	(480,943)	(313,837)
Cash and cash equivalents, beginning of period	2,270,393	623,475

Cash and cash equivalents, end of period	$1,789,450	$309,638

Supplemental disclosures of cash flow information:
Cash payments for interest	$50,000	$20,625

Cash payments for income taxes	$17,000	$—

Supplemental disclosures of non-cash investing and financing activities:
Transfer of demonstration equipment from inventory to equipment	$—	$510,931

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2012 FILED WITH THE SEC)